Exhibit 4.1

THE SECURITIES REPRESENTED BY OR ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO THEIR DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THIS COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE SECURITIES LAWS.

12% CONVERTIBLE NOTE
DUE ON DEMAND OF HOLDER

$ 300,000.00	Minneapolis, Minnesota October 1, 2007

Rubber Research Elastomerics, Inc., a Minnesota corporation (the “Company”) for value received, hereby promises to pay to the order of Riviera Investments, Inc. or any assignee thereof (such payee, or in the event of such assignment, the last such assignee hereinafter referred to as the “holder”), the principal sum of $300,000.00, or so much thereof as the holder demands in writing, immediately upon written demand of the holder, with interest on the unpaid balance of such principal amount accrued from October 1, 2007 at an annual rate of twelve (12%), calculated on the basis of a 365-day year, such interest payable quarterly on the first day of each calendar quarter, commencing January 1, 2008.  Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company in Minneapolis, Minnesota, or at such other place as the Company shall have designated for such purpose to the holder in writing.

1.           Conversion.

The unpaid principal amount of this Note and accrued but unpaid interest thereon is convertible at the option of the holder during the period from the date of issue hereof through the date of repayment into shares of 8.5% Convertible Preferred Stock of the Company (“Preferred Stock”) at a conversion price of forty-two cents ($0.42) per share.  The number of shares into which the Note is convertible shall be appropriately adjusted to reflect stock dividends, stock splits and the like.  The conversion price is herein called the “Conversion Price.”

If the Company proposes to repay this Note in whole or in part, other than pursuant to written demand of the holder, it shall give the holder written notice of such proposed repayment not less than thirty (30) calendar days prior to the intended date of repayment, and the holder shall have the right to convert the unpaid principal amount of this Note and accrued but unpaid interest thereon into Preferred Stock pursuant to this Section 1 at any time on or before the intended date of repayment.

The Company shall not be required to issue any fraction of a share of Preferred Stock or scrip representing a fraction of a share of Preferred Stock on any conversion pursuant to the terms of this Note.  Upon the surrender to the Company of the Note for conversion, the holder shall be entitled to receive the number of full shares of Preferred Stock equal to the quotient (exclusive of fractions) obtained by dividing the amount due of the Note so surrendered, by the Conversion Price, and an amount in cash, as an adjustment in lieu of any fraction of share resulting from such division, equal to such fraction multiplied by the Conversion Price of one share.

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To convert the Note into shares of Preferred Stock, the Note shall be surrendered to the Company at its principal office or at such other office or agency as the Company may authorize for such purpose, endorsed or accompanied by a written instrument of surrender in form satisfactory to the Company, duly executed by the holder or his attorney duly authorized in writing.  Partial conversion of the Note is authorized.

The Company shall issue and deliver in exchange for that portion of the Note so surrendered for conversion, as soon as practicable after such surrender, certificates representing the number of shares of Preferred Stock into which such Note shall be convertible, issued in the name of the holder or in such name or names as the holder may direct.  The conversion right in respect of the Note shall be deemed to be exercised upon the receipt by the Company of the Note so surrendered duly endorsed or accompanied by a written instrument as above provided.  The holder of the Note shall be deemed to have become a shareholder of record as of the date upon which the Note shall have been so received, provided the requirements hereof are complied with.  Thereupon, that portion of the Note with respect to which the conversion right is exercised shall be deemed to be satisfied and discharged and no longer outstanding for any purpose.  The receipt of the Note so surrendered shall constitute full payment for the shares issued in conversion thereof.

If at anytime while this Note is outstanding the Company shall consolidate with or merge into another corporation, the holder hereof shall thereafter be entitled upon conversion to the issuance of, with respect to each share of Preferred Stock issuable upon conversion of this Note immediately prior to the date upon which such consolidation or merger shall become effective, the securities or property to which a holder of one share of Preferred Stock would have been entitled upon such consolidation or merger, without any change in, or payment in addition to, the Conversion Price in effect immediately prior to such merger or consolidation, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of this Note.  The Company shall not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the holder of this Note at the address of the holder shown on the books of the Company, the obligation to deliver to the holder such securities or property as in accordance with the foregoing provisions the holder shall be entitled to purchase.  A sale of all or substantially all of the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

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If at anytime while this Note is outstanding the outstanding shares of Preferred Stock shall be automatically converted into shares of Common Stock pursuant to Section 5(b) of the Certificate of Designation of the Rights and Preferences of 8.5% Convertible Preferred Stock, this Note shall thereafter be convertible into Common Stock, at a conversion price determined in the manner provided in Section 5 of said Certificate of Designation, giving effect to any adjustments thereto from the date of issuance of this Note until the date this Note is so converted, and references in this Note to Preferred Stock shall, as the context requires, mean and apply to the Common Stock.

2.           Authorized Shares.

The Company represents, warrants and agrees that (a) it will hereafter at all times reserve and keep available a sufficient number of authorized but unissued shares of Preferred Stock to allow full conversion of this Note into Preferred Stock, and (b) after amendment of its articles of incorporation to adequately increase the number of its authorized shares, it will thereafter at all times reserve and keep available a sufficient number of authorized but unissued shares of Common Stock to allow full conversion of the Preferred Stock into Common Stock.

3.           Events of Default.

If any of the following events (herein called “Events of Default”) shall occur.

(a)           If the Company shall default for a period of twenty (20) days in the payment of interest when due quarterly, or of principal or interest upon maturity; or

(b)           If the Company shall default in the performance of or compliance with any term contained in this Note other than those referred to in the preceding Subparagraph (a), and such default shall not have been remedied, or affirmative action acceptable to the holder shall not have been taken to cure the same, within thirty (30) days, (or, if a cure cannot reasonably be so effected within thirty (30) days, within such reasonable period as such cure can be effected by the prompt and diligent action of the Company) after written notice thereof shall have been given to the Company by the holder of this Note, or

(c)           If the Company shall make an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or any subsidiary or of all or any substantial part of the properties of the Company;

then, at the option and in the sole discretion of the holder of this Note, this Note shall immediately mature and become due and payable together with interest accrued thereon, without presentment, demand, protest or notice, all which hereby are waived.

4.           Remedies on Default.

If an Event of Default shall have occurred and shall be continuing, the holder of this Note may proceed to protect and enforce the rights of such holder by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms thereof or in aid of the exercise of any right, power or remedy granted thereby, or by law, equity, statute, or otherwise.  The Company shall pay to such holder such amounts as shall be sufficient to cover the cost and expense of any action taken by such holder to protect and enforce such rights upon an Event of Default, including (without limitation) reasonable attorneys’ fees.  No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred hereby shall be exclusive of any right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

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5.           Replacement.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, at the option of the Company, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company shall issue a New Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

6.           Construction of Agreement.

This Note shall be construed in accordance with the laws of the State of Minnesota.  This Note may not be waived, changed, discharged or terminated orally, nor shall any delay or failure on the part of the holder of this Note in exercising any right hereunder affect such right or be deemed a waiver of any default on the part of the Company.

7.           Notices.

All communications hereunder shall be in writing and, except as otherwise provided, shall be delivered at, or mailed by United States first class mail, postage prepaid, return receipt requested, if to the Company at 4500 Main Street N.E., Minneapolis, Minnesota, 55421, or if to the holder, at Riviera Investments, Inc., 1138 Hartzell Street, Pacific Palisades, California, 90272, or to such other address as either party shall designate to the other.  The parties shall promptly advise each other of changes in addresses for such notices.

8.           Investment Representation.

By acceptance of this Note, the holder represents to the Company and agrees that:

(a)           The Note is being acquired for the account of the holder, and the holder has no present intention of offering, selling, transferring or otherwise disposing of the Note or the shares of Preferred Stock issuable upon conversion or exercise thereof.

(b)           The holder will not sell, transfer or otherwise dispose of the Note or shares of Preferred Stock issuable upon conversion or exercise thereof, unless either:

(i)           a registration statement under the Securities Act of 1933 (the “Act”), as amended, covering such portion of the Note or such shares of Preferred Stock issued or issuable upon conversion or exercise thereof which is to be so offered, sold, transferred or otherwise disposed of has become effective; or

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(ii)           such holder has received the opinion of counsel acceptable to the Company, such opinion to be in writing and addressed to the Company, that the proposed offer, sale, transfer or other disposition of the Note or the shares of Preferred Stock issued or issuable upon conversion or exercise thereof are exempt from the registration provisions of the Act.

IN WITNESS WHEREOF this Note has been executed as of the date indicated on the first page hereof.

RUBBER RESEARCH ELASTOMERICS, INC.

By:	/s/ Winston Salser
Winston Salser

Its	Chief Executive Officer

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